As filed with the Securities and Exchange Commission on June 7, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PEOPLES FINANCIAL SERVICES CORP. (Exact name of registrant as specified in its charter)
Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2391852 (I.R.S. Employer Identification No.)
105 N. Washington Avenue Scranton, Pennsylvania (Address of Principal Executive Offices)	18503-1848 (Zip Code)

Peoples Financial Services Corp. 2023 Equity Incentive Plan

(Full title of the plan)

Craig W. Best

Chief Executive Officer

Peoples Financial Services Corp.

150 N. Washington Avenue
Scranton, Pennsylvania 18503-1848

(Name and address of agent for service)

(570) 346-7741

(Telephone number, including area code, of agent for service)

With a copies to:

Donald R. Readlinger, Esq. Troutman Pepper Hamilton Sanders LLP 301 Carnegie Center, Ste. 400 Princeton, New Jersey 08540 Telephone: (609) 951-4164

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering 151,696 common shares, par value $2.00, of Peoples Financial Services Corp. (the “Registrant”) that may be issued pursuant to the Peoples Financial Services Corp. 2023 Equity Incentive Plan (the “2023 Plan”).

At a meeting held on March 31, 2023, the board of directors adopted a resolution approving the 2023 Plan and directing that the 2023 Plan be submitted to the shareholders at the 2023 Annual Meeting of Shareholders. On May 13, 2023, the shareholders approved the 2023 Plan as adopted by the board of directors, and on such date the 2023 Plan became effective.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Requests regarding any prospectus related to the 2023 Plan should be directed to Marie L. Luciani, Investor Relations Officer, 570.346.7741 or marie.luciani@psbt.com.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the “Registrant” with the Commission are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2022, filed on March 15, 2023;

(b)	The information required by Part III, Items 10 through 14, of Form 10-K, which is incorporated by reference to the Registrant’s definitive proxy statement for the 2023 annual meeting of shareholders filed on April 5, 2023;

(c)	The Registrant’s quarterly report on Form 10-Q for the period ended March 31, 2023, filed on May 10, 2023;

(d)	The Registrant’s current report on Form 8-K filed on May 17, 2023; and

(e)	The description of the Registrant’s common stock, par value $2.00 per share, contained in Exhibit 4.2 to its annual report on Form 10-K for the year ended December 31, 2022, filed on March 15, 2023, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the Registrant’s class of common stock offered pursuant to this registration statement have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Statutory Indemnification.  The Pennsylvania Business Corporation Law of 1988, as amended, provides that a Pennsylvania business corporation, such as the Registrant, unless otherwise restricted in its bylaws, has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  In addition, under the PABCL, unless otherwise restricted in its bylaws, a business corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation.

The PABCL requires a business corporation to indemnify any representative against expenses (including attorney fees) actually and reasonably incurred by such representative in defense of any action or proceeding described above or in defense of any claim, issue or matter therein, to the extent that such representative has been successful on the merits or otherwise.

The indemnification and advancement of expenses provided by, or granted pursuant to, the PABCL are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office; provided, however, that no such indemnification is to be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Indemnification Pursuant to the Amended and Restated Bylaws of the Registrant.  In accordance with the statutory authority described above, the Registrant’s bylaws provide as follows:

The Registrant shall indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any director, officer and/or employee, or any former director, officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director, officer and /or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The Registrant shall indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any director, officer and/or employee, who was or is a party to, or is threatened by to be made a party to, or who is called as a witness in connection with any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer and/or employee or agent of another corporation, partnership, joint venture, trust or other enterprise against amounts paid in settlement and expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of, or serving as a witness in, such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the Registrant.

Except as may be otherwise ordered by a court, there shall be a presumption that any director, officer and/or employee is entitled to indemnification as provided in Registrant’s bylaws unless either a majority of the directors who are not involved in such proceedings (“disinterested directors”) or, if there are less than three (3) disinterested directors, then the holders of one-third of the outstanding shares of the Registrant determine that the person is not entitled to such presumption by certifying such determination in writing to the secretary of the Registrant. In such event the disinterested director(s) or, in the event of certification by shareholders, the secretary of the Registrant shall request of independent counsel, who may be the outside general counsel of the Registrant, a written opinion as to whether or not the parties involved are entitled to indemnification under Registrant’s bylaws.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Registrant’s bylaws upon receipt of an undertaking by or on behalf of the director, officer and/or employee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Registrant as authorized in the Registrant’s bylaws.

The indemnification provided by the Registrant’s bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity while serving as a director, officer and/or employee and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer and/or employee and shall inure to the benefit of the heirs and personal representatives of such a person.

Directors and Officers Liability Insurance.  The Registrant maintains a policy of directors and officers liability insurance to cover certain potential liabilities of present or future directors and officers, as well as employees, for actions taken in their capacities as such and in certain other limited circumstances, including certain potential liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit
4.1	Peoples Financial Services Corp. Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Form 10-K filed with the Commission on March 17, 2014).
4.2	Articles of Amendment to the Articles of Incorporation of Peoples Financial Services Corp., effective as of May 19, 2020 (incorporated by reference to Exhibit 3.2 to registrant’s quarterly report on Form 10-Q filed with the Commission on August 10, 2020)
4.3	Amended and Restated Bylaws of Peoples Financial Services Corp. (incorporated by reference to Exhibit 3.1 to the registrant’s Form 8-K filed with the Commission on December 2, 2013)
5.1	Opinion of Troutman Pepper Hamilton Sanders LLP*
23.1	Consent of Baker Tilly US, LLP*
23.2	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)
99.1	Peoples Financial Services Corp. 2023 Equity Incentive Plan (incorporated by reference to Appendix A to Peoples Financial Services Corp.’s Definitive Proxy Statement filed with the Commission on April 5, 2023 and incorporated by reference herein)
99.2	Form of Performance-Based Restricted Stock Unit Award Agreement for the Peoples Financial Services Corp. 2023 Equity Incentive Plan*
99.3	Form of Restricted Stock Award Agreement for the Peoples Financial Services Corp. 2023 Equity Incentive Plan*
107	Filing Fee Table*

* Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scranton, Commonwealth of Pennsylvania, on June 7, 2023.

PEOPLES FINANCIAL SERVICES CORP.

By:	/s/ Craig W. Best
Craig W. Best
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ John R. Anderson, III
John R. Anderson, III
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWERS OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Craig W. Best and John R. Anderson, III, or either of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments to this registration statement, registration statements filed pursuant to Rule 429 under the Securities Act, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on June 7, 2023.

Name	Title

/s/ William E. Aubrey II	Director and Chairman of the Board
William E. Aubrey II

/s/ Craig W. Best	Director and Chief Executive Officer
Craig W. Best	(Principal Executive Officer)

/s/ John R. Anderson III	Executive Vice President and Chief Financial Officer
John R. Anderson III	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sandra L. Bodnyk	Director
Sandra L. Bodnyk

/s/ Ronald G. Kukuchka	Director
Ronald G. Kukuchka

/s/ Richard S. Lochen, Jr.	Director
Richard S. Lochen, Jr.

/s/ James B. Nicholas	Director
James B. Nicholas

/s/ Eliza Zúñiga Ramirez	Director
Eliza Zúñiga Ramirez

/s/ Joseph T. Wright, Jr.	Director
Joseph T. Wright, Jr.